UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2009

DARA BioSciences, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615-2695

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (919) 872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  8.01. Other Events.

On September 24, 2009, Richard A. Franco, Sr., President and Chief Executive Officer of DARA BioSciences, Inc. (the "Company"), exercised previously issued stock options as a result of which Mr. Franco purchased $100,000 of Company common stock.

On April 6, 2009, the Company received a notification from the Listing Qualifications Department of The NASDAQ Stock Market ("NASDAQ") that it did not comply with Marketplace Rule 5550(b) (formerly Marketplace Rule 4310(c)) (the "Minimum Stockholders' Equity Rule"), which requires the Company to have $2,500,000 in stockholders' equity, $35,000,000 minimum market value of listed securities or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

As a result of Mr. Franco's purchase of shares of common stock described above and the completion of the sale of units described in the Current Reports on Form 8-K filed by the Company with the SEC on September 14, 2009 and September 21, 2009, the Company believes it has regained compliance with the Minimum Stockholders' Equity Rule. As of August 31, 2009, the Company's total stockholders' equity was approximately ($30,000). Taking into account the net proceeds from these transactions after payment of placement agent's fees, the Company's total stockholders' equity as of August 31, 2009 would have been approximately $3.48 million.

On September 15, 2009, the Company received a notification letter from NASDAQ indicating that, for the last 30 consecutive business days, the bid price for the Company's common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Marketplace Rule 5550(a)(2) (the "Minimum Bid Price Rule").

Achieving compliance with the Minimum Stockholders' Equity Rule has no affect on the Company's status under the Minimum Bid Price Rule.

In accordance with the Minimum Bid Price Rule, the Company has 180 calendar days, or until March 15, 2010, to regain compliance with such rule. The Company is currently evaluating its alternatives to resolve this listing deficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BIOSCIENCES, INC.

Dated: September 29, 2009 By: /s/ Richard A. Franco, Sr.

Richard A. Franco, Sr., R. Ph.

President and Chief Executive Officer